UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 13, 2019

Achillion Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33095	52-2113479
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1777 Sentry Parkway West, Building 14, Suite 200, Blue Bell, PA		19422
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (215) 709-3040

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $0.001 per share	ACHN	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement

Sublease Agreement

On September 13, 2019, the Company, as subtenant, and Yale University, as sublandlord (the “Sublandlord”), entered into a Sublease (the “Sublease”), pursuant to which the Company agreed to sublease approximately 22,497 rentable square feet of lab and office space on the third floor (the “Premises”) of the building known as 300 George Street, New Haven, Connecticut (the “Building”). The Sublease is subordinate to the Lease Agreement between WE 300 George Street, L.L.C. (the “Prime Landlord”) and the Sublandlord (the “Prime Lease”). The term of the Sublease commences on October 1, 2019 and expires on September 30, 2021. The annual base rent is $528,679.50 for the first twelve months commencing on October 1, 2019 and $539,928.00 for the thirteenth through the twenty-fourth month following October 1, 2019. The Company has the option to extend the term of the Sublease for one year at an annual rent of $551,176.50, subject to certain conditions of the Sublease. In addition to annual rent payable during the term of the Sublease, the Company will pay to the Sublandlord a pro rata percentage of all Expenses (as defined in the Sublease) that Sublandlord is required to pay to Prime Landlord under the Prime Lease during the term of the Sublease and a pro rata percentage of all Real Estate Taxes (as defined in the Sublease) levied and due upon the Building during the term of the Sublease, subject to certain terms and conditions of the Sublease. The pro rata percentage attributable to the Company under the Sublease is 4.34% of the Building.

The Sublease contains customary provisions allowing the Sublandlord to, among other things, terminate the Sublease in its entirety or recover the premises without terminating the Sublease if the Company fails to remedy certain defaults of its obligations under the Sublease within specified time periods or upon bankruptcy or insolvency of the Company.

The description of the terms and conditions of the Sublease set forth herein is not complete and is qualified in its entirety by reference to the full text of the Sublease, a copy of which will be filed with the exhibits to the Company’s quarterly report on Form 10-Q for the quarter ending September 30, 2019.

Lease Agreement Amendment

On September 15, 2019, Achillion Pharmaceuticals, Inc. (the “Company”) entered into Amendment No. 6 (the “Lease Amendment”) of its Lease Agreement, dated March 6, 2002, as previously amended by Amendment No. 1, dated September 10, 2002, Amendment No. 2, dated March 31, 2010, Amendment No. 3, dated August 20, 2015, Amendment No. 4, dated April 7, 2016, and Amendment No. 5, dated October 3, 2017 between the Company and WE George Street, L.L.C. (the “Landlord’) for the leased premises at 300 George Street, New Haven, Connecticut (the “300 George Street Lease”). Pursuant to the Lease Amendment, the Company is required to vacate and surrender to Landlord possession of (i) approximately 9,709 rentable square feet of space on the ground floor of the leased premises on September 30, 2019 and (ii) approximately 31,082 rentable square feet of space consisting of Suite 202 and Suite 800 on November 15, 2019 (the “Second Surrender Date”). On the applicable surrender date, the 300 George Street Lease shall be deemed expired as to such surrendered space, and the Company will be relieved of its obligations under the 300 George Street Lease (including, without limitation, the payment of rent) with respect to such applicable surrendered space, except for those provisions of the 300 George Street Lease that specifically survive expiration. From and after October 1, 2019 until the Second Surrender Date, the Company will possess approximately 31,800 square feet under the 300 George Street Lease, and the annual base rent will be $670,026.00, to be paid in monthly installments of $55,835.50. From and after November 16, 2019 until September 30, 2021, the Company will possess approximately 718 rentable square feet under the 300 George Street Lease, and the annual base rent will be $15,128.26, to be paid in monthly installments of $1,260.69. If the Company fails to vacate and surrender the applicable surrender space on the applicable surrender date, the Company will be required to pay to the Landlord holdover rent payments, subject to certain terms and conditions of the Lease Amendment. Under the Lease Amendment, the 300 George Street Lease expires on September 30, 2021, and the Company has the option to renew the 300 George Street Lease for a one year term, subject to the renewal terms provided in the Lease Amendment.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information with regard to the Sublease set forth in Item 1.01 above is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACHILLION PHARMACEUTICALS, INC.

Date: September 17, 2019	By:	/s/ Brian Di Donato
Brian Di Donato
Chief Financial Officer